Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Robert A. Virtue, President
Douglas A. Virtue, Executive Vice President
Robert E. Dose, Chief Financial Officer
Virco Mfg. Corporation
(310) 533-0474
Virco Announces Fourth Quarter and Annual Results
Torrance, California — April 16, 2010 — Virco Mfg. Corporation (NASDAQ: VIRC) today announced fourth quarter and annual earnings in the following letter to stockholders from Robert A. Virtue, President and CEO:
Revenue and net profit in our fourth quarter ended January 31, 2010, continued on the same general trajectory as for the prior nine months, reflecting the ongoing funding crisis among public schools, states, and municipalities. Revenue for the last quarter, which is always seasonally light compared to our busy summer months, was $25,921,000 versus $27,727,000 in the prior year, or a decline of 6.5%. Sales for the full year were $190,513,000 versus $212,003,000 last year, or a decline of 10.1%. Due to the seasonally low volume, we typically lose money in the fourth quarter. This year the pattern held to form with a loss of $3,664,000 which was 13.6% worse than last year’s $3,226,000. For the full year we notched a modest net profit of $300,000 compared to last year’s net profit of $1,210,000.
Although both of these figures are relatively favorable compared to trends in the broader institutional furniture market as represented by the members of BIFMA (the Business and Institutional Furniture Manufacturer’s Association), which reported an approximate 30% revenue decline in the collective revenue of its members in fiscal 2009, we aren’t celebrating just yet. If this recession follows the same pattern as the first two of the new millennium, the real decline in taxpayer—supported spending will lag the private sector by at least a year, meaning that 2010 could be very challenging for our market, our customers, and our company. Here are the numbers for the quarter and the full year:

	Three Months Ended		Twelve Months Ended
	1/31/2010	1/31/2009	1/31/2010	1/31/2009
	(In thousands, except per share data)
Net sales	$25,921	$27,727	$190,513	$212,003
Cost of sales	18,337	19,062	127,808	143,402

Gross profit	7,584	8,665	62,705	68,601
Selling, general administrative & other expense	13,171	14,710	62,541	67,092

Income (loss) before taxes	(5,587)	(6,045)	164	1,509
Income tax expense (benefit)	(1,923)	(2,819)	(136)	299

Net income (loss)	$(3,664)	$(3,226)	$300	$1,210

Net income (loss) per share — basic	$(0.26)	$(0.23)	$0.02	$0.08
Net income (loss) per share — diluted	$(0.26)	$(0.23)	$0.02	$0.08

Weighted average shares outstanding - basic	14,124	14,242	14,155	14,390
Weighted average shares outstanding - diluted	14,194	14,296	14,196	14,434

Cash dividend declared	$0.00	$0.00	$0.10	$0.10

		1/31/2010		1/31/2009

Current assets		$56,906		$57,799
Non-current assets		61,194		60,276
Current liabilities		22,926		26,808
Non-current liabilities		30,236		25,104
Stockholders’ equity		64,938		66,163

As we reported at the end of 2008 and through the early months of 2009, we felt like we saw the downturn coming relatively early. This allowed us to use natural attrition and other more moderate forms of cost control to scale our operations to fit the available business without resorting to layoffs or making crippling cuts to our long-term development initiatives. Through the course of the present recession we have continued to invest aggressively (for a company of our size and scale) in new products and services. By taking advantage of a weak market for good quality equipment and bringing additional manufacturing processes in house, we are more fully utilizing our manufacturing facilities. This has provided us with greater control over the design, quality, and dependability of our product offering and supply chain, kept morale high, and allowed us to follow the same approach we used to weather the last recession, which we exited stronger than we went into it.
Anticipating that 2010 would be a difficult year for our market, we have taken prudent steps which management hopes will strengthen our market position and improve our market share. We have made modest additions to our sales force in territories where we were underrepresented or where we believe additional opportunities for revenue growth exist. We have also become more aggressive in pursuing business in selected target markets.
In keeping with one of our key long-term goals, in 2010 we introduced Parameter™, an entirely new series of teacher desks. There’s a body of current and ongoing research linking high student performance with a high degree of professionalism and commitment from the individual teacher in the classroom. This common-sense finding might also suggest that teachers would be supported with professional-grade desks and chairs, but this is often not the case. As Zuma® did for students, we hope Parameter will bring teachers a professional grade of function, support and style at an affordable price, completing a mission we launched five years ago to bring contract-level comfort and design into all levels of taxpayer-funded educational environments.
We have yet to see any significant impact from the American Recovery and Reinvestment Act of 2009 (ARRA, or “stimulus”). When passed last year, we fielded a flurry of calls from investors wondering if the stimulus would inject funds into our market, but it appears that the majority of funds committed to education were used for retaining educators. Funds appropriated for school construction and renovation have not generated substantial furniture orders because of the length of time involved in designing and building education facilities. Although there’s been a slight uptick in ARRA-designated orders early in 2010, the bulk of the funding behind our incoming orders continues to come from local bonds and state tax receipts. As of March 31, 2010, year-to-date orders have declined by approximately $1.4 million. While we are not satisfied with this result, we believe that many of our initiatives have not yet developed traction. As we said above, these sources of funding appear likely to remain weak for at least another year, until the private sector recovers sufficiently to begin contributing higher tax receipts and supporting the establishment of new households. If this recession follows the same path as most recent ones, the recovery of our market will probably lag the general economy by at least a year.
For this reason we continue to be cautious about the future. Other than certain international projects, where demographics and funding remind us of America in the 1950s, we are not projecting a return to rapid growth in the near- to mid-term.
So far, we have navigated this recession as well as possible, as indicated by a broad range of metrics: profitability; prompt and complete servicing of debt; continuation of cash returns to shareholders through dividends and share repurchases; the avoidance of layoffs, full-time (40-hours plus) workweeks for our employees; provision of individual and family health care plans; and maintenance of industry-leading levels of customer service, quality and environmental stewardship.
We are proud of these accomplishments. As a supplier to America’s classrooms, we believe it is our duty to set a good example as a corporate citizen. It remains highly challenging to balance the sometimes conflicting interests of the various claimants on a corporation’s resources. We remain dedicated to achieving that balance, and to supporting America’s students and educators as they learn new ways to shape and manage our rapidly changing future.
This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: availability of funding for educational institutions, business strategies; the Company’s ability to continue to control cost; the cost and availability of steel and other raw materials; the costs of utilities and freight; the continuing impact of our Assemble-to-Ship and Equipment for Educators™ programs on earnings; market demand and acceptance of new products; development of new distribution channels; pricing; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; and the response of competitors to our price increases, the rate of approval of school bonds for the construction of new schools, the extent to which existing schools order replacement furniture, customer confidence, and competition. See our Annual Report on Form 10-K for the year ended January 31, 2010, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.
End of filing